Exhibit 99.1

LaBarge, Inc. Reports Record Sales and Earnings for Fiscal 2010 Fourth Quarter and Full Year

Up 44 Percent from Prior Year, Full-Year Bookings of New Business Also Set Company Record

Management Optimistic About Fiscal 2011 Business Outlook

ST. LOUIS--(BUSINESS WIRE)--September 2, 2010--LaBarge, Inc. (NYSE Amex: LB), a provider of electronics manufacturing services (EMS), today reported record financial results for the fiscal 2010 fourth quarter and full year ended June 27, 2010.

“Outstanding operational performance and increased customer demand across most key market sectors propelled LaBarge’s sales and earnings to record levels in the Company’s fiscal 2010 fourth quarter and full year,” said Craig LaBarge, chief executive officer and president. “Additionally, bookings of new business in fiscal 2010 set a new Company record, and fiscal 2010 full-year gross profit, operating income and backlog generated double-digit increases over the previous fiscal year’s levels. We begin fiscal 2011 in a position of strength and look forward to another year of growth and excellent operational performance.”

Fiscal 2010 fourth-quarter net sales grew 27 percent to a record $82,413,000, compared with $64,753,000 in the comparable period a year earlier, and grew 10 percent from $74,735,000 in the fiscal 2010 third quarter. The Appleton operation, which was acquired in December 2008, contributed sales of $19,938,000 in the fiscal 2010 fourth quarter, versus $12,107,000 in the comparable period a year earlier and $16,652,000 in the fiscal 2010 third quarter.

Fiscal 2010 fourth-quarter net earnings grew 85 percent to a record $4,820,000, or $0.30 per diluted share, compared with $2,608,000, or $0.16 per diluted share, in the comparable period a year earlier, and grew 17 percent from $4,128,000, or $0.26 per diluted share, in the fiscal 2010 third quarter. The Appleton operation contributed earnings of $0.05 per diluted share in the fiscal 2010 fourth quarter, versus an after-tax net loss of $0.02 per diluted share in the comparable period a year earlier and earnings of $0.04 per diluted share in the fiscal 2010 third quarter.

Net sales for fiscal 2010 grew 6 percent to a record $289,303,000, versus $273,368,000 in fiscal 2009. The Appleton operation contributed sales of $62,449,000 in fiscal 2010. Appleton’s net sales for fiscal 2009 were $25,914,000, but reflect just two full quarters of contributions to the Company’s sales because the Appleton operation was not acquired by LaBarge until December 2008.

Net earnings for fiscal 2010 grew 44 percent to a record $14,888,000, or $0.93 per diluted share, versus $10,338,000, or $0.64 per diluted share, in fiscal 2009. The Appleton operation contributed earnings of $0.12 per diluted share in the 2010 fiscal year, compared with an after-tax net loss of $0.02 per diluted share in fiscal 2009.

Gross margin in the fiscal 2010 fourth quarter was 19.8 percent, compared with 17.9 percent in the fiscal 2009 fourth quarter and 20.6 percent in the fiscal 2010 third quarter. The Appleton operation generated gross margin of 13.6 percent in the fiscal 2010 fourth quarter, compared with 8.9 percent in the fiscal 2009 fourth quarter and 12.7 percent in the fiscal 2010 third quarter.

For the 2010 fiscal year, gross margin was 19.9 percent, compared with 18.6 percent in fiscal 2009. The Appleton operation generated gross margin of 12.3 percent in the full 2010 fiscal year, compared with 8.8 percent in fiscal 2009.

Selling, general and administrative (SG&A) expense was $8,585,000, or 10.4 percent of sales, in the fiscal 2010 fourth quarter, compared with $7,070,000, or 10.9 percent of sales, in the fiscal 2009 fourth quarter, and $8,402,000, or 11.2 percent of sales, in the fiscal 2010 third quarter. For the 2010 fiscal year, SG&A expense was $33,935,000, or 11.7 percent of sales, compared with $32,810,000, or 12.0 percent of sales, in fiscal 2009.

Fiscal 2009 financial results were negatively impacted by the non-recurring write-off of inventory and accounts receivable related to the bankruptcy of former customer, Eclipse Aviation Corporation. The after-tax net charge of $3,739,000, or $0.23 per diluted share, included pretax charges of: $4,226,000 to cost of sales reflecting a write-down of inventory; and $1,883,000 to SG&A reflecting an accounts receivable write-off of $3,676,000, offset by a reduction of $1,793,000 in accrued incentive compensation.

Operating income in the fiscal 2010 fourth quarter was $7,710,000, or 9.4 percent of sales, up 70 percent from $4,542,000, or 7.0 percent of sales, in the fiscal 2009 fourth quarter and $6,999,000, or 9.4 percent of sales, in the fiscal 2010 third quarter. For the 2010 fiscal year, operating income was $23,691,000, or 8.2 percent of sales, up 32 percent from $17,975,000, or 6.6 percent of sales, in fiscal 2009.

Interest expense in the fiscal 2010 fourth quarter was $382,000, compared with $483,000 in the fiscal 2009 fourth quarter and $400,000 in the fiscal 2010 third quarter, reflecting lower average debt levels in the period. For the 2010 fiscal year, interest expense was $1,711,000, up from $1,294,000 in fiscal 2009. The higher interest expense in fiscal 2010 reflects the full-year impact of carrying the debt associated with the Appleton acquisition, compared with fiscal 2009 when interest expense reflects only two quarters of interest expense related to the December 2008 Appleton acquisition.

Net cash from operating activities in the fiscal 2010 fourth quarter was $1,802,000, compared with $4,177,000 in the fiscal 2009 fourth quarter and negative $472,000 in the fiscal 2010 third quarter. In fiscal 2010, net cash from operating activities was $13,997,000, compared with $29,620,000 in fiscal 2009. The lower fiscal 2010 levels reflect higher inventories and accounts receivable to support increased sales levels in the second half of fiscal 2010 and anticipated sales levels in early fiscal 2011.

Total debt at June 27, 2010, was $37,327,000, down 18 percent from $45,488,000 at June 28, 2009, and down 5 percent from $39,368,000 at March 28, 2010.

Stockholders’ equity at June 27, 2010, was $115,640,000, up 12 percent from $103,151,000 at June 28, 2009, and up 4 percent from $111,593,000 at March 28, 2010.

Business Overview

Shipments to customers in the defense, industrial, natural resources and medical market sectors comprised approximately 96 percent of LaBarge’s fiscal 2010 net sales.

Shipments to defense customers represented the largest portion of fiscal 2010 net sales at 42 percent, compared with 47 percent in fiscal 2009. In actual dollars, fiscal 2010 sales from the defense market sector were down 5 percent from the comparable period a year earlier.

Shipments to industrial customers represented 23 percent of fiscal 2010 net sales, versus 19 percent in fiscal 2009. In actual dollars, fiscal 2010 sales from the industrial market sector were up 26 percent from the comparable period a year earlier.

Shipments to natural resources customers represented 20 percent of fiscal 2010 net sales, versus 18 percent in fiscal 2009. In actual dollars, fiscal 2010 sales from the natural resources market sector increased 13 percent from the comparable period a year earlier.

Shipments to medical customers represented 11 percent of fiscal 2010 net sales, versus 9 percent in fiscal 2009. In actual dollars, fiscal 2010 sales from the medical sector grew 26 percent from the comparable period a year earlier.

“Due to broad-based strengthening in customer demand, bookings of new business in the 2010 fiscal year increased 44 percent from the comparable period a year earlier,” said Mr. LaBarge. Higher bookings resulted in backlog at June 27, 2010, increasing to $198,727,000, up 2 percent from $194,350,000 at March 28, 2010, and up 18 percent from $168,008,000 at June 28, 2009.

Mr. LaBarge continued, “The recent gains in LaBarge’s business are a response to our solid strategic plan, our high-performance environment focused on customer solutions, and the management of our business during the recession. Our strong financial position, broad-based capabilities and diverse market approach provided us with a competitive edge during the economic downturn. All these factors, together with the $10.8 million in capital investments we made in fiscal 2009, allowed us to respond quickly to our customers’ needs as the economy improved.”

Commentary and Outlook

“Looking ahead, bookings of new business have continued at a strong pace into the fiscal 2011 first quarter. We also expect sales and earnings in the fiscal 2011 first quarter to be up significantly from the year-ago period with sales of $80 million to $82 million and earnings per share of $0.26 to $0.28. Based on our current visibility, we believe this business strength will continue throughout the current fiscal year, fueled by healthy order flow in our major market sectors,” said Mr. LaBarge.

Today’s Conference Call Webcast

Today, at 11 a.m. Eastern Time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2010 fourth quarter and full year. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00007A41 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s Web site address is http://www.labarge.com.

(Financial tables follow.)

LaBarge, Inc. Consolidated Statements of Income (Unaudited) (amounts in thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended

	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009

Net sales	$82,413	$64,753	$289,303	$273,368

Cost of sales	66,118	53,141	231,677	222,583
Gross profit	16,295	11,612	57,626	50,785

Selling and administrative expense	8,585	7,070	33,935	32,810
Operating income	7,710	4,542	23,691	17,975

Interest expense	382	483	1,711	1,294
Other (income) expense, net	(49)	(6)	(55)	14
Earnings before income taxes	7,377	4,065	22,035	16,667

Income tax expense	2,557	1,457	7,147	6,329
Net earnings	$4,820	$2,608	$14,888	$10,338

Basic net earnings per common share	$0.31	$0.17	$0.95	$0.67

Average basic common shares outstanding	15,644	15,651	15,713	15,498

Diluted net earnings per common share	$0.30	$0.16	$0.93	$0.64

Average diluted common shares outstanding	16,035	16,029	16,095	16,044

LaBarge, Inc. Consolidated Balance Sheets (Unaudited) (amounts in thousands, except share and per-share amounts)

	June 27, 2010	June 28, 2009

ASSETS
Current assets:
Cash and cash equivalents	$2,301	$4,297
Accounts and other receivables, net	46,807	37,573
Inventories	64,536	54,686
Prepaid expenses	1,062	1,090
Deferred tax assets, net	3,655	3,055

Total current assets	118,361	100,701

Property, plant and equipment, net of accumulated depreciation of $35,704 at June 27, 2010, and $30,823 at June 28, 2009
	28,536	30,624
Intangible assets, net	9,076	11,255
Goodwill	43,424	43,457
Other assets	5,125	4,798

Total assets	$204,522	$190,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$12,069	$6,162
Trade accounts payable	26,538	18,354
Accrued employee compensation	14,625	10,957
Other accrued liabilities	3,712	2,483
Cash advances from customers	2,921	6,738

Total current liabilities	59,865	44,694

Long-term advances from customers for purchase of materials	46	47
Deferred tax liabilities, net	2,494	1,885
Deferred gain on sale of real estate and other liabilities	1,219	1,732
Long-term debt	25,258	39,326

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 40,000,000 shares; 15,958,839 issued at June 27, 2010, and June 28, 2009, respectively, including shares in treasury	160	160
Additional paid-in capital	14,582	14,700
Retained earnings	103,827	88,939
Accumulated other comprehensive loss	(222)	(141)
Less cost of common stock in treasury shares of 234,651 at June 27, 2010, and 56,765 at June 28, 2009	(2,707)	(507)

Total stockholders’ equity	115,640	103,151

Total liabilities and stockholders’ equity	$204,522	$190,835

LaBarge, Inc. Consolidated Statements of Cash Flows (Unaudited) (amounts in thousands)

	Fiscal Year Ended

	June 27, 2010	June 28, 2009

Cash flows from operating activities:
Net earnings	$14,888	$10,338
Adjustments to reconcile net cash provided by operating activities, net of effects of acquisition:

Loss on disposal of property, plant, and equipment	2	108
Depreciation and amortization	9,298	6,930
Amortization of deferred gain on sale of real estate	(481)	(481)
Share-based compensation	1,104	1,128
Other than temporary impairment of investments	---	26
Deferred taxes	9	790
Changes in assets and liabilities:
Accounts receivable, net	(9,231)	10,480
Inventories	(9,830)	18,589
Prepaid expenses	28	259
Trade accounts payable	7,777	(9,794)
Accrued liabilities	4,250	(3,018)
Cash advances from customers	(3,817)	(5,735)

Net cash provided by operating activities	13,997	29,620

Cash flows from investing activities:
Acquisition, net of cash acquired	---	(45,074)
Additions to property, plant and equipment	(4,162)	(10,799)
Proceeds from disposal of property, equipment and other assets
	29	25
Additions to other assets and intangibles	(897)	(652)

Net cash used in investing activities	(5,030)	(56,500)

Cash flows from financing activities:
Borrowings on revolving credit facility	7,850	50,050
Payments of revolving credit facility	(7,850)	(60,550)
Borrowings of long-term debt	---	42,014
Repayments of long-term debt	(8,162)	(1,654)
Transaction costs related to bank financing	---	(274)
Excess tax benefits from stock option exercises	422	3,083
Remittance of minimum taxes withheld as part of a
net share settlement of stock option exercises	(841)	(3,566)
Issuance of treasury stock	174	613
Purchase of treasury stock	(2,556)	(185)

Net cash (used) provided by financing activities	(10,963)	29,531

Net (decrease) increase in cash and cash equivalents	(1,996)	2,651
Cash and cash equivalents at beginning of fiscal year	4,297	1,646

Cash and cash equivalents at end of fiscal year	$2,301	$4,297

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com